Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-277662) of AEP Transmission Company, LLC of our report dated February 13, 2025 relating to the financial statements and financial statement schedule of AEP Transmission Company, LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 13, 2025